Exhibit 7(c)

AMENDED AND RESTATED SCHEDULE A, DATED MARCH 20, 2020

To the Administration Agreement (the “Administration Agreement”), dated as of September 29, 2006, between Funds For Institutions Series (formerly known as Merrill Lynch Funds for Institutions Series) (the “Trust”), a Massachusetts business trust, on behalf of itself and each of its series listed on Schedule A (each a “Fund” and together the “Funds”), and BlackRock Advisors, LLC (the “Administrator”), a Delaware limited liability company.

The Trust, on behalf of BlackRock Treasury Strategies Institutional Fund (formerly known as Merrill Lynch Institutional Fund), hereby agrees to be bound as of the date hereof by the Administration Agreement. This Amended and Restated Schedule A replaces in its entirety Schedule A to the Administration Agreement and any supplements and amendments thereto as of the date hereof.

ADMINISTRATION FEE

Fund	Percentage of the average daily Net Assets of the Fund

BlackRock Treasury Strategies Institutional Fund	0.15%

Acknowledged and Agreed:

BLACKROCK ADVISORS, LLC By:	FUNDS FOR INSTITUTIONS SERIES, on behalf of its series BLACKROCK TREASURY STRATEGIES INSTITUTIONAL FUND By:

Name:	Name:
Date:	Title: